News Release
October 27, 2025
SSR MINING ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") announced today that Mr. Simon Fish has resigned from the Company's Board of Directors, effective immediately, to pursue his new role as Senior Executive Vice President and General Counsel of TD Bank Group. Mr. Fish was appointed to SSR Mining’s Board of Directors in 2018 and served as Chair of the Corporate Governance and Nominating Committee and a member of the Compensation and Leadership Development Committee.
Rod Antal, Executive Chairman of SSR Mining, stated, "We would like to thank Simon for his dedication and valuable guidance to the Board of Directors during his tenure. Simon has been a key contributor to the success of SSR Mining for many years and I would like to personally extend my gratitude for his contribution. On behalf of the Board and our employees, we wish him the very best in his new endeavor."
Following the resignation, SSR Mining's Board of Directors will be comprised of eight Directors.
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX.
For more information, please visit www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046